DREYFUS PREMIER OPPORTUNITY FUNDS

                                DISTRIBUTION PLAN


           INTRODUCTION:  It has been proposed that the above-captioned investment company (the "Fund") adopt a Distribution Plan (the "Plan") in accordance with Rule 12b-1, promulgated under the Investment Company Act of

1940, as amended (the "Act").  The Plan would pertain to each series of the

Fund, and each class of shares of each series, set forth on Exhibit A hereto,

as such Exhibit may be revised from time to time (each, a "Class").  Under the Plan, the Fund would pay the Fund's distributor (the "Distributor") for distributing shares of each Class.  If this proposal is to be implemented,

the Act and said Rule 12b-1 require that a written plan describing all material aspects of the proposed financing be adopted by the Fund.

           The Fund's Board, in considering whether the Fund should implement a written plan, has requested and evaluated such information as it deemed necessary to an informed determination as to whether a written plan should be implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets attributable to each Class for such purposes.

           In voting to approve the implementation of such a plan, the Board members have concluded, in the exercise of their reasonable business judgment and in light of their respective fiduciary duties, that there is a reasonable likelihood that the plan set forth below will benefit the Fund and shareholders of each Class.

           THE PLAN:  The material aspects of this Plan are as follows:

           1.     The Fund shall pay to the Distributor for distribution a

fee in respect of each Class at the annual rate set forth on Exhibit A.

           2.     For the purposes of determining the fees payable under this

Plan, the value of the Fund's net assets attributable to each Class shall be computed in the manner specified in the Fund's charter documents as then in effect for the computation of the value of the Fund's net assets attributable to such Class.

           3.     The Fund's Board shall be provided, at least quarterly,

with a written report of all amounts expended pursuant to this Plan.  The report shall state the purpose for which the amounts were expended.

           4.     As to each Class, this Plan will become effective at such

time as is specified by the Fund's Board, provided the Plan is approved by a majority of the Board members, including a majority of the Board members who are not "interested persons" (as defined in the Act) of the Fund and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Plan.

           5.     As to each Class, this Plan shall continue for a period of one year from its effective date, unless earlier terminated in accordance with its terms, and thereafter shall continue automatically for successive annual periods, provided such continuance is approved at least annually in the manner provided in paragraph 4 hereof.

           6.     As to each Class, this Plan may be amended at any time by

the Fund's Board, provided that (a) any amendment to increase materially the costs which such Class may bear pursuant to this Plan shall be effective only upon approval by a vote of the holders of a majority of the outstanding shares of such Class, and (b) any material amendments of the terms of this

Plan shall become effective only upon approval as provided in paragraph 4 hereof.

           7.     As to each Class, this Plan is terminable without penalty

at any time by (a) vote of a majority of the Board members who are not

"interested persons" (as defined in the Act) of the Fund and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, or (b) vote of the holders of a majority of the outstanding shares of such Class.

           8.     The obligations hereunder and under any related Plan

agreement shall only be binding upon the assets and property of the Fund or the affected Class, as the case may be, and shall not be binding upon any

Board member, officer or shareholder of the Fund individually.


Dated:      April 17, 2000



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                                  EXHIBIT A

                                                       Fee as a Percentage of
NAME OF SERIES AND CLASS                              AVERAGE DAILY NET ASSETS*

Dreyfus Premier Enterprise Fund

   Class B                                                    .75%
   Class C                                                    .75%
   Class T                                                    .25%


Dreyfus Premier Health Care Fund

   Class B                                                    .75%
   Class C                                                    .75%
   Class T                                                    .25%


Dreyfus Premier Financial Services Fund

   Class B                                                    .75%
   Class C                                                    .75%
   Class T                                                    .25%


Dreyfus Premier Natural Leaders Fund

   Class B                                                    .75%
   Class C                                                    .75%
   Class T                                                    .25%


Revised:  October 16, 2003

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*  Fees shall be for distribution-related services, and the Distributor may use part or all of such fees to pay banks, broker/dealers or other financial institutions in respect of such services.

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                                   ADDENDUM

      Notwithstanding anything to the contrary in the Distribution Agreement between the Fund and Dreyfus Service Corporation (the "Distributor") or the

Distribution Plan adopted by the Fund pursuant to Rule 12b-1 under the

Investment Company Act of 1940, as amended (the "1940 Act"), any contingent deferred sales charge ("CDSC") imposed on Class A, Class B, Class C and Class

T shares and Distribution Plan fees attributable to Class B and Class C shares of the Fund issued in connection with (i) the exchange of shares originally issued by a series of The Bear Stearns Funds (the "Trust") or (ii)

the reorganization of any such series of the Trust, shall be payable to Bear,

Stearns & Co. Inc. ("Predecessor Distributor") as compensation for services rendered in connection with such original issuance.  Distribution Plan fees attributable to such Class C shares shall be payable to the Predecessor

Distributor for a period not to exceed one year from the date the series of the Trust originally issued the shares that were exchanged for the Class C shares of the Fund.

      The services rendered by the Predecessor Distributor for which it is entitled to receive such CDSC and Distribution Plan fee payments shall be deemed to have been completed at the time of the initial sale of the shares,

and such payments shall be made to the Predecessor Distributor regardless of a termination of the Predecessor Distributor as principal underwriter of the shares of the relevant series of the Trust or the termination and liquidation of such series.

      The Fund's obligation to pay the Predecessor Distributor the fees and

CDSCs as described herein shall not be terminated or modified for any reason

(including a termination of the Distribution Agreement between the Fund and the Distributor) except to the extent required by a change in the 1940 Act,

the rules and regulations thereunder, or the Conduct Rules of the National

Association of Securities Dealers, Inc., in each case enacted or promulgated after the date hereof, or, as to fees payable pursuant to the Fund's

Distribution Plan, in connection with the complete termination of such Plan.